Exhibit 10.1

 EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of January 9, 2014 (the "Agreement Date"), is entered into by and between Douglas R. Lebda ("Employee") and Tree.com, Inc. (the "Company").
WHEREAS, Employee is currently serving as Chairman and Chief Executive Officer of the Company;
WHEREAS, Employee and the Company were parties to an Amended and Restated Employment Agreement, dated October 26, 2010 (the "Prior Agreement") which expired on January 6, 2013; and
WHEREAS, Employee and the Company now wish to enter into this Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:
1A.          EMPLOYMENT. The Company agrees to continue to employ Employee as Chairman and Chief Executive Officer as of the Agreement Date and Employee accepts and agrees to such employment.  During Employee's employment with the Company, Employee shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee's position and shall render such services on the terms set forth herein. During Employee's employment with the Company, Employee shall report to the Board of Directors of the Company.  Employee agrees to devote all of Employee's working time, attention and efforts to the Company and to perform the duties of Employee's position in accordance with the Company's policies as in effect from time to time.
Notwithstanding anything to the contrary above, Employee may serve as a corporate board member for up to two (2) organizations as Employee may reasonably determine from time to time, provided said service does not (a) interfere with Employee's ability to perform his duties for the Company as contemplated hereunder, and (b) compete with, or present an actual or apparent conflict of interest for, the Company, which shall be determined by the Board of Directors of the Company, in its sole, good faith judgment.  The Company acknowledges that as of the Agreement Date, Employee is serving as a corporate board member for Recyclebank, Inc.
2A.          TERM OF AGREEMENT. The term ("Term") of this Agreement shall commence on the Agreement Date and shall continue through the third anniversary of the Agreement Date, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto; provided that certain terms and conditions herein may specify a greater period of effectiveness. Employee and the Company will enter into good faith negotiations to extend the Term no later than six months prior to the end of the Term, provided, that Employee has provided written notice to the Company between eight and six months prior to the end of the Term which sets forth his interest in entering into such negotiations. For purposes of clarity, if the Agreement is not renewed in accordance with this Section 2A, the Agreement shall automatically expire at the end of the Term. Such expiration shall not entitle Employee to any compensation or benefits except as earned by Employee through the date of expiration of the Term.
3A.          COMPENSATION.
(a)           BASE SALARY. During the Term, the Company shall pay Employee an annual base salary of $600,000 (the "Base Salary") payable in equal biweekly installments or in such other installments as may be in accordance with the Company's standard payroll practices as in effect from time to time. The Base Salary shall be reviewed by the Company as the Company determines to be appropriate or, if requested by Employee in writing, no less frequently than annually in a manner consistent with similarly situated executives of the Company and may be increased but not decreased. For all purposes under this Agreement, the term "Base Salary" shall refer to the Base Salary as in effect from time to time.

(b)           ANNUAL BONUS. During the Term, Employee shall be eligible to receive a target annual bonus of up to 125% of his Base Salary with respect to each fiscal year of the Company (each a "Performance Year") during the Term, beginning with the Performance Year that began on January 1, 2013. The terms and conditions of the annual bonus, including the applicable performance criteria for a Performance Year, and the amount of the annual bonus payable to Employee for a Performance Year, if any, shall be determined by the Company's Compensation Committee in its sole discretion. Except as expressly provided in this Agreement, the annual bonus will be paid in accordance with Company's standard policies and procedures for the payment of annual bonuses to its other similarly situated employees.
(c)           BENEFITS. During the Term, Employee shall be eligible to participate in any welfare, health, life insurance, pension benefit and incentive plans, programs, policies and practices as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company generally. Without limiting the generality of the foregoing, Employee shall be eligible for the following benefits:
(i)            Reimbursement for Business Expenses. During the Term, the Company shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee's duties for the Company, on the same basis as similarly situated employees of the Company generally and in accordance with the Company's policies as in effect from time to time.
 (ii)           Vacation. During the Term, Employee shall be eligible for paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.
4A.          NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery, as applicable, to the respective persons named below:
If to the Company:    Tree.com, Inc.
If to the Company:    11115 Rushmore Drive
If to the Company:    Charlotte, NC 28277
If to the Company:    Attention: Senior Vice President of Human Resources & Administration
If to the Employee:    At the most recent address on file at the Company.
Either party may change such party's address for notices by notice duly given pursuant hereto.
5A.          GOVERNING LAW, JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of North Carolina without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined solely before an appropriate federal court in the State of North Carolina, or, if not maintainable therein, then in an appropriate North Carolina state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.
6A.          COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to "this Agreement" or the use of the term "hereof' shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.
7A.          EFFECT ON PRIOR AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement as of the date set forth above.

TREE.COM

By:	/s/ E. Claudette Hampton
Name:	E. Claudette Hampton
Title:	Senior Vice President, Human Resources & Administration

EMPLOYEE

By:	/s/ Douglas R. Lebda
Name:	Douglas R. Lebda
Title:	Chairman & Chief Executive Officer

STANDARD TERMS AND CONDITIONS

1.           TERMINATION OF EMPLOYEE'S EMPLOYMENT.
(a)           DEATH. Upon termination of Employee's employment prior to the expiration of the Term by reason of Employee's death, the Company shall pay Employee's designated beneficiary or beneficiaries, within 30 days of Employee's death in a lump sum in cash, (i) Employee's Base Salary from the date of Employee's death through the end of the month in which Employee's death occurs and (ii) any Accrued Obligations (as defined in Section 1(f) below).
(b)           DISABILITY. Upon termination of Employee's employment prior to expiration of the Term by reason of Employee's Disability, the Company shall pay Employee, within 30 days of such termination in a lump sum in cash, (i) Employee's Base Salary from the date of Employee's termination of employment due to Disability through the end of the month in which such termination occurs, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company and (ii) any Accrued Obligations (as defined in Section 1(f) below). "Disability" shall mean a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, Employee unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in Employee's six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.
(c)           TERMINATION FOR CAUSE: RESIGNATION BY EMPLOYEE WITHOUT GOOD REASON. The Company may terminate Employee's employment under this Agreement with or without Cause at any time. Upon termination of Employee's employment prior to expiration of the Term by the Company for Cause or upon Employee's resignation without Good Reason, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in Section 1(f) below) within thirty (30) days of such termination. As used herein, "Cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense; provided however , that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company's obligations to Employee under this Agreement; provided , further that Employee's employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Employee's employment for Cause; (ii) a material breach by Employee of a fiduciary duty owed to the Company; (iii) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; or (iv) the willful or gross neglect by Employee of the material duties required by this Agreement. Before a cessation of Employee's employment shall be deemed to be a termination of Employee's employment for Cause, (A) the Company shall provide written notice to Employee that identifies the conduct described in clauses (ii), (iii) or (iv) above, as applicable, and (B) in the event that the event or condition is curable, Employee shall have failed to remedy such event or condition within 30 days after Employee shall have received the written notice from the Company described above.  As used herein, "Good Reason" shall mean the occurrence of any of the following without Employee's written consent, (i) a material adverse change in Employee's, title, duties, operational authorities or reporting responsibilities as they relate to Employee's position as Chairman and Chief Executive Officer of the Company from those in effect immediately following the Agreement Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee, (ii) a material reduction in Employee's annual base salary, (iii) a relocation of Employee's principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (iv) a material breach by the Company of this Agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee.

(d)           TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EMPLOYEE FOR GOOD REASON.  Upon termination of Employee's employment with the Company prior to expiration of the Term (i) by the Company without Cause (other than for death or Disability) or (ii) upon Employee's resignation for Good Reason (either such termination, a "Qualifying Termination"), Employee shall receive the payments and benefits described in clauses (A) through (C) below, but only if Employee executes and does not revoke a general release of the Company and its affiliates substantially in the form attached hereto as Exhibit A (the "Release") and Employee complies with Sections 2(a) through 2(e). If Employee does not execute the Release within forty-five (45) days following the Qualifying Termination, or if Employee revokes the Release (the end of the permitted revocation period following execution without revocation being exercised, the "Release Effective Date"), Employee's entitlement to the payments and benefits described in clauses (A) through (C) below shall immediately become null and void.
(A) An amount (the "Severance Amount") equal to the greater of:
(i) the amount of Base Salary (calculated using Employee's then-current Base Salary) that Employee would have received had his employment continued over the period commencing on the date of the Qualifying Termination and ending on the second anniversary of the date of the Qualifying Termination, or
(ii) one times Employee's then-current Base Salary plus Employee's target annual bonus for the bonus program in effect for Employee for the year in which Employee's employment terminates.
The Severance Amount shall be paid in substantially equal payments over two years in accordance with the Company's normal payroll practices in effect at the time of Employee's termination of employment beginning on the regularly scheduled payroll date immediately following the Release Effective Date;. provided, however, that if the Severance Amount is determined to be "nonqualified deferred compensation" that is subject to Section 409A (as defined below), then the first installment shall be made on the sixtieth (60th) day following the date of the Qualifying Termination and shall include the amount of all payments that would have been made after the Release Effective Date but before the sixtieth (60th) day following such Qualifying Termination, and the remaining Severance Amount shall be payable in installments as specified above on the Company's regularly scheduled payroll dates following the sixtieth (60th) day following such Qualifying Termination;
(B) a lump sum cash payment equal to any Accrued Obligations payable within thirty (30) days of the Qualifying Termination; and
(C) to the extent previously granted, the Employee shall be fully vested in all outstanding equity awards that he holds on the termination date, and any Company stock option awards shall remain exercisable for a period of twenty-four months from the date of such termination; provided that no option will be exercisable beyond the outside date for exercise specified therein or beyond termination of such option for a reason other than Employee's termination of service. Employee understands that any incentive stock options he holds will no longer be deemed incentive stock options under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), if exercised more than three months after termination of employment.
Notwithstanding the foregoing, in no event shall Employee's resignation be for Good Reason unless (x) an event or circumstance set forth in any of clauses (i) through (iv) of the definition thereof shall have occurred and Employee provides the Company with written notice thereof within forty-five (45) days after Employee has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Employee believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Employee resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

(e)           MITIGATION; OFFSET. In the event of a termination of Employee's employment prior to the end of the Term, in no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of severance benefits or other compensation or benefits. If Employee obtains other employment during the Term, the amount of any severance payments to be made to Employee under Section 1(d) hereof after the date such employment is secured shall be offset by the amount of compensation earned by Employee from such employment through the end of the Term. For purposes of this Section 1(e), Employee shall have an obligation to inform the Company promptly regarding Employee's employment status following termination and during the period encompassing the Term.
(f)            ACCRUED OBLIGATIONS. As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Employee's accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid, (iii) any reasonable and necessary business expenses incurred by Employee prior to the date of termination of employment but not yet reimbursed and (iv) any benefits earned by Employee but unpaid or unused at the date of termination of employment provided that the payout of these benefits is consistent with the plans, policies, programs and practices of the Company at the date of termination of employment.
(g)           QUALIFYING TERMINATION WITHIN ONE YEAR FOLLOWING CHANGE IN CONTROL. Reference is made to the change in control letter issued by Company to certain executives of Company, as the same may be revised from time to time (the "CIC Letter"). In the event that Employee experiences a Qualifying Termination within the one-year period following a Change in Control (as defined in the CIC Letter), the terms of the CIC Letter, as it may be amended from time to time, shall control and supersede the terms of this Agreement with respect to any benefits or payments which would otherwise be due hereunder.
2.             CONFIDENTIAL INFORMATION; NON-COMPETE; NON-SOLICITATION; AND PROPRIETARY RIGHTS. Executive covenants as follows, except in the event of a Qualifying Termination within one year following a Change in Control (in which instance, Executive agrees to be bound by the terms of the CIC Letter):
(a)           CONFIDENTIALITY. Employee acknowledges that while employed by the Company, Employee will occupy a position of trust and confidence. Employee shall not, except as may be required to perform Employee's duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information. "Confidential Information" shall mean information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment with the Company or any of its subsidiaries or affiliates, including without limitation any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Employee's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Employee in the course of Employee's employment by the Company and its subsidiaries or affiliates. As used in this Agreement, "affiliates" shall mean any company controlled by, controlling or under common control with the Company.
(b)           NON-COMPETITION. During the Term and for a period of 24 months beyond Employee's date of termination of employment for any reason following the date hereof (the "Restricted Period"), Employee shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity. For purposes of this Section 2(b): (i) a "Competitive Activity" means any business or other endeavor, in any state of the United States or a comparable jurisdiction in

Canada or any other country, involving products or services that are the same or similar to the type of products or services that the Company is engaged in providing both (x) as of the date hereof or at any time during the Term and (y) at any time during the twelve (12) month period preceding Employee's termination of employment, and (ii) Employee shall be considered to have become "associated with a Competitive Activity" if Employee becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, (i) Employee may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation and (ii) Employee may become employed by a partnership, corporation or other organization that is engaged in a Competitive Activity so long as Employee has no direct or indirect responsibilities or involvement in the Competitive Activity.  Notwithstanding the foregoing and exclusively with respect to Employee's termination of employment pursuant to Section 1(g), the Restricted Period shall be reduced from 24 months to 12 months following Employee's date of termination, solely to the extent applicable to Competitive Activity unrelated to online lending.
(c)           NON-SOLICITATION OF EMPLOYEES. During the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, hire or recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates (except for such employment or hiring by the Company or any of its subsidiaries or affiliates); provided, however that this Section 2(c) shall not apply to any hiring which results solely from a general solicitation of employment that was not directed to employees of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing and exclusively with respect to Employee's termination of employment pursuant to Section 1(g), the Restricted Period shall be reduced from 24 months to 12 months following Employee's date of termination, solely to the extent applicable to Competitive Activity unrelated to online lending.
(d)           NON-SOLICITATION OF BUSINESS PARTNERS. During the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, or do business with any business partners or business affiliates of the Company or any of its subsidiaries or those affiliates of the Company that are engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any such business partners or business affiliates to use the services of any competitor of the Company, its subsidiaries or affiliates. Notwithstanding the foregoing and exclusively with respect to Employee's termination of employment pursuant to Section 1(g), the Restricted Period shall be reduced from 24 months to 12 months following Employee's date of termination, solely to the extent applicable to Competitive Activity unrelated to online lending.
(e)           PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments shall be made for hire by Employee for the Company or any of its subsidiaries or affiliates. "Employee Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Employee Developments.
(f)            COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Employee shall adhere to the policies and standards of professionalism set forth in the Company's policies and procedures as they may exist from time to time.
(g)           REMEDIES FOR BREACH. Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee's notice to cure any such breach.
Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this Section 2, in addition to any remedy that the Company may have at law, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.
(h)           SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. If any of the covenants of this Section 2 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such covenant in any other jurisdiction.
3.             WAIVER OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties, and Employee acknowledges that he has waived, effective as of the Agreement Date, any and all rights under prior agreements and understandings (whether written or oral) between Employee with respect to the subject matter of this Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.
4.             ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of a merger, consolidation, transfer, reorganization, or sale of all, substantially all or a substantial portion of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor (including the Company upon assignment of this Agreement) shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.
5.             WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

 6.             HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to "this Agreement" or the use of the term "hereof' shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.
7.             WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.
8.             SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
9.             INDEMNIFICATION. The Company shall indemnify and hold Employee harmless for acts and omissions in Employee's capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided , however that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Employee for any losses incurred by Employee as a result of acts that would constitute Cause under Section 1(c) of this Agreement. This Section 9 shall survive the termination or expiration of Employee's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.
10.         SECTION 280G LIMITATION. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Employee (all such payments and benefits being hereinafter referred to as the "Total Payments") would not be deductible (in whole or part) by the Company or any affiliates making such payment or providing such benefit as a result of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the "Code") then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments required by any similar reduction or elimination provision contained in such other plan, arrangement or agreement), the portion of the Total Payments that does not constitute "nonqualified deferred compensation" under Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero) with, in each case, cash payments being reduced before non-cash payments (and, within each category, payments to be paid last being reduced first); provided, however, that such reduction shall only be made if the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under Section 4999 of the Code on such unreduced Total Payments). Any determination required to be made under this paragraph shall be made by independent tax counsel reasonably acceptable to both Employee and the Company, and shall be paid for by the Company ("Tax Counsel").
It is possible that, after the determinations and selections made pursuant to the foregoing paragraph, Employee will receive payments and/or benefits that are, in the aggregate, either more or less than the amount determined under such paragraph (hereafter referred to as an "Excess Payment" or "Underpayment", as applicable). If Tax Counsel determines that an Excess Payment has been made, then Employee shall promptly repay the Excess Payment to Employer, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Employee's receipt of such Excess Payment until the date of such repayment. If Tax Counsel determines that an Underpayment has occurred, Company shall promptly (but in any event within ten (10) days of such determination) pay to Employee an amount equal to the Underpayment, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of the foregoing paragraph not been applied until the date of payment.

11.    SECTION 409A. The parties intend that any amounts payable hereunder shall comply with or be exempt from Section 409A of the Code ("Section 409A") (including under Treasury Regulation §§ 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment. Employee and Company agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither Employee nor Company shall have the right to accelerate or defer the delivery of any such payments or benefits except (i) where payment may be made within a certain period of time, the timing of payment within such period will be in the sole discretion of Company, and (ii) to the extent specifically permitted or required by Section 409A. With respect to the time of payments of any amounts under the Agreement that are "deferred compensation" subject to Section 409A, references in the Agreement to "termination of employment" (and substantially similar phrases) shall mean "separation from service" within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, if Employee is considered a "specified employee" under Section 409A upon his separation from service and if payment of any amounts on account of Employee's separation from service under this Agreement is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within five business days after the end of the six-month delay period. If Employee dies during the six-month delay period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of Employee's estate within 60 days after the date of Employee's death. For the avoidance of doubt, it is intended that any expense reimbursement made to Employee hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be "deferred compensation" within the meaning of Section 409A, then (i) the amount of the expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Employee's taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit. While it is intended that all payments and benefits provided to Employee under this Agreement will be exempt from or comply with Section 409A, Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A.  Company will have no liability to Employee or any other party if a payment or benefit under this Agreement or otherwise is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  Employee further understands and agrees that Employee will be entirely responsible for any and all taxes imposed on Employee as a result of this Agreement.
12.    RECOUPMENT. Notwithstanding anything in this Agreement to the contrary, any payments made or granted pursuant to this Agreement shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid.

ACKNOWLEDGED AND AGREED:

Date:     January 9, 2014

TREE.COM

By:	/s/ E. Claudette Hampton
Name:	E. Claudette Hampton
Title:	Senior Vice President, Human Resources & Administration

EMPLOYEE

By:	/s/ Douglas R. Lebda
Name:	Douglas R. Lebda
Title:	Chairman & Chief Executive Officer

EXHIBIT A

FORM OF RELEASE AGREEMENT
This Release Agreement ("Release") is entered into as of this              day of                   , hereinafter "Execution Date", by and between [Employee Full Name] (hereinafter "Employee"), and Tree.com, Inc. (hereinafter, the "Company"). The Employee and the Company are sometimes collectively referred to as the "Parties".
1.                                       The Employee's employment with the Company is terminated effective [Month, Day, Year] (hereinafter "Termination Date"). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with the Employee's employment with the Company including the termination thereof. The Company expressly disclaims any wrongdoing or any liability to the Employee.
2.                                       The Company agrees to provide the Employee the severance benefits provided for in Section [1(d)][1(g)] of his/her Employment Agreement (the "Severance Benefits") with the Company, dated as of [ ], after he/she executes this Release [FOR 40+ and does not revoke it as permitted in Section 8 below, the expiration of such revocation period being the "Effective Date")].
3.                                       Employee represents that he/she has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to her employment with, or resignation from, the Company, excluding any action to enforce the Employment Agreement as it relates to the provision of the Severance Benefits or to Sections 3A(d) or 9[; provided , however , that nothing contained in this Section 3 shall prohibit you from bringing a claim to challenge the validity of the ADEA Release in Section 8 herein]. Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Released Parties, whether known or unknown, arising from or relating to Employee's employment with or discharge from the Company, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment laws of the State of [          ](1); any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation; and libel, slander, or breach of contract other than the breach of this Release. This Release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Termination Date [or the Effective Date, whichever is later].
4.                                       Employee agrees to keep the fact that this Release exists and the terms of this Release in strict confidence except to his/her immediate family and his/her financial and legal advisors on a need-to-know basis.
5.                                       Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Employee and the Company.
6.                                       Employee will direct all employment verification inquiries to [HR Rep]. In response to inquiries regarding Employee's employment with the Company, the Company by and through its speaking agent

(s) agrees to provide only the following information: Employee's date of hire, the date her employment ended and rates of pay.
7.                                       If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of [   ], without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [  ] for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.
8.                                       [FOR EMPLOYEES OVER 40 ONLY - In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he/she may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the applicable rules and regulations promulgated thereunder. The Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee specifically agrees and acknowledges that: (A) the release in this Section 8 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) his/her waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he/she has read and understands the terms of this Release; (C) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by the Employee's voluntary execution prior to the expiration of the twenty-one day period; and (E) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 8 only and that, if he/she chooses not to so revoke, the Release in this Section 8 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Release. To cancel this Release, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [  ],either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Release, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]
9.                                       EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING THE COMPANY, ITS AFFILIATES, SUBSIDIARIES AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

[Company Name]	[Employee Full Name]

Dated:	Dated: